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                                                                    Exhibit 23.4

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Trading Dynamics, Inc.:

   We hereby consent to the use of our report dated January 24, 2000, on the balance sheets of TradingDynamics, Inc. (a company in the development stage) as of September 30, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the years ended September 30, 1999 and 1998 and for the period from August 27, 1997 (inception) to September 30, 1999, which report appears in the Form 8-K/A of Ariba, Inc. dated April 4, 2000 and is incorporated by reference in the Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Ariba, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

                                          /s/ KPMG LLP

San Francisco, California
February 8, 2001